Jacksonville Bancorp Announces First Quarter Earnings

    JACKSONVILLE, Fla., April 27 /PRNewswire-FirstCall/ -- Jacksonville Bancorp, Inc. (Nasdaq: JAXB), holding company for The Jacksonville Bank, reported 2007 first quarter net income of $543 thousand, compared to $508 thousand in 2006. Basic and diluted earnings per share for the quarter ending March 31, 2007 were $0.31 and $0.30, respectively, compared to $0.30 and $0.28, respectively, for the same period in 2006. It was a quarter of tremendous growth as the Company grew assets $22 million since December 31, 2006.
    (Logo:  http://www.newscom.com/cgi-bin/prnh/20020410/JAXBLOGO )
    "This quarter was marked by extraordinary loan growth," remarked Jacksonville Bancorp, Inc. President and CEO Gilbert J. Pomar, III. "Lower cost core deposits also increased during the quarter as we are starting to see the results from increased convenience and a small business sales strategy that is working. This enabled our margin to actually improve year-to-year despite the stress created by the inverted yield curve."
    Net interest income for the quarter increased 17.6% over the first quarter of 2006, due, primarily, to strong loan growth. The net interest margin was stable at 3.76% for the quarter ended March 31, 2007, compared to 3.69% for the comparable period one year ago, and 3.75% for the preceding quarter.
    Total assets were $347.1 million at March 31, 2007, compared to $304.1 million at March 31, 2006. Net loans increased 22.3% to $300.5 million as of March 31, 2007, compared to $245.7 million as of March 31, 2006. Total deposits increased 7.5% to $296.6 million, compared to $276.0 million as of March 31, 2006.
    Credit quality remains healthy, with no charge-offs and non-performing loans at 0.15% of loans outstanding at quarter-end. The allowance for loan losses as a percentage of loans was 0.94% at March 31, 2007, compared to 0.95% a year earlier.
    Noninterest income increased by 36.4% over the first quarter 2006; the increase was partially due to the successful integration of a mortgage origination program in the second quarter of 2006. Noninterest expense was $2.1 million for the quarter ended March 31, 2007, up 20.3% over the comparable period in the prior year. During the three-month period ended March 31, 2007, the Company absorbed additional expenses related to its fifth branch, which opened for business on June 9, 2006, driving the Company's efficiency ratio to increase slightly from 64.7% for the quarter ended March 31, 2006 to 65.3% for the comparable period in 2007.
    "Our new offices are helping us grow, and we continue to see progress toward becoming the dominant community bank in Jacksonville," added Mr. Pomar. "Our decision to stay out of the residential construction loans to homebuilders market has left us with a very high quality loan portfolio."

    Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market. The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals in Jacksonville, Florida. More information is available at its website at www.jaxbank.com.

    The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions and uncertainties. The risks, uncertainties and factors affecting actual results include but are not limited to: our relatively limited operating history; economic and political conditions, especially in North Florida; competitive circumstances; bank regulation, legislation, accounting principles and monetary policies; the interest rate environment; success in minimizing credit risk and nonperforming assets; and technological changes. The Company's actual results may differ significantly from the results discussed in forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Additional information regarding risk factors can be found in the Company's filings with the Securities and Exchange Commission.

                          JACKSONVILLE BANCORP, INC.
                                 (Unaudited)
               (Dollars in thousands except for per share data)

                                        Three Months Ended  Three Months Ended
                                              March 31,          March 31,
                                        ------------------  ------------------
                                                2007                2006
                                        ------------------  ------------------

    Earnings Summary
    ----------------
    Total interest income                      $6,043              $4,855
    Total interest expense                     $3,111              $2,363

      Net interest income                      $2,932              $2,492
    Provision for loan losses                    $247                $152

      Net interest income after provision
       for loan losses                         $2,685              $2,340
    Noninterest income                           $292                $214
    Noninterest expense                        $2,106              $1,751

      Income before income tax                   $871                $803
    Income tax provision                         $328                $295

    Net income                                   $543                $508


    Summary Average Balance Sheet
    -----------------------------
    Loans, gross                             $287,103            $239,565
    Securities                                $26,671             $25,063
    Other earning assets                       $2,278              $9,399
                                        ------------------  ------------------
      Total earning assets                   $316,052            $274,027
    Other assets                              $13,962             $13,182
                                        ------------------  ------------------
      Total assets                           $330,014            $287,209
                                        ==================  ==================
    Interest bearing liabilities             $271,982            $228,752
    Other liabilities                         $34,667             $38,368
    Shareholders' equity                      $23,365             $20,089
                                        ------------------  ------------------
      Total liabilities and
       shareholders' equity                  $330,014            $287,209
                                        ==================  ==================

    Per Share Data
    --------------
    Basic earnings per share                    $0.31               $0.30
    Diluted earnings per share                 $ 0.30               $0.28
    Book value per basic share at end
     of period                                 $13.65              $11.86
    Basic weighted average shares
     outstanding                            1,742,914           1,718,435
    Diluted weighted average shares
     outstanding                            1,822,526           1,804,974
    Total shares outstanding at end
     of period                              1,742,201           1,719,852
    Closing market price per share             $35.51              $32.00

    Selected Ratios
    ---------------
    Return on average assets                    0.67%               0.72%
    Return on average equity                    9.42%              10.26%
    Average equity to average assets            7.08%               6.99%
    Interest rate spread                        3.11%               3.00%
    Net interest margin                         3.76%               3.69%
    Allowance for loan losses as a
     percentage of total loans                  0.94%               0.95%
    Net charged off loans as a percentage
     of average loans                           0.00%               0.00%
    Efficiency Ratio                           65.31%              64.71%


                                              March 31,           March 31,
    Summary Balance Sheet                       2007                2006
                                        ------------------  ------------------
    Cash and cash equivalents                  $6,012             $19,180
    Securities                                 26,558              27,280
    Loans, net                                300,518             245,694
    All other assets                           13,999              11,918
                                        ------------------  ------------------
      Total assets                           $347,087            $304,072
                                        ==================  ==================
    Deposit accounts                         $296,624            $275,950
    All other liabilities                      26,691               7,722
    Shareholders' equity                       23,772              20,400
                                        ------------------  ------------------
    Total liabilities and
     shareholders' equity                    $347,087            $304,072
                                        ==================  ==================